EXHIBIT 21.1
                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                           SUBSIDIARIES OF THE COMPANY

The Children's Place Retail Stores, Inc. has the following wholly owned subsidiaries:

      TCPIP Holding Company, Inc., a Delaware Corporation.

      The Children's Place (Hong Kong) Limited, a Hong Kong Corporation.


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